CAPITAL INCOME BUILDER, INC.

                             ARTICLES SUPPLEMENTARY
                           INCREASING AUTHORIZED STOCK
                      AS AUTHORIZED BY SECTION 2-105(c) OF
                      THE MARYLAND GENERAL CORPORATION LAW

                  Capital Income Builder, Inc., a Maryland corporation (the "Corporation") having its principal address at 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the Corporation to 400,000,000 shares of Common Stock (par value $.01 per share).

                  SECOND: The Corporation is registered as an open-end investment company under the Investment Act of 1940.

                  THIRD: (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 400,000,000 shares of Common Stock (par value $.01 per share).

                                    (b) As increased the total number of shares
of stock of all classes which the
Corporation has authority to issue is 1,000,000,000 shares of Common Stock (par value $.01 per share).

                                    (c) The aggregate par value of all shares
having a par value is $4,000,000
before the increase and $10,000,000 as increased.

                  IN WITNESS WHEREOF, Capital Income Builder, Inc., has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman of the Board and attested by its Secretary on this 23rd day of May, 2003.


                                                    CAPITAL INCOME BUILDER, INC.


By       /s/ Vincent P. Corti                By      /s/ James B. Lovelace
         Vincent P. Corti                            James B. Lovelace
         Secretary                                   Chairman of the Board

                  THE UNDERSIGNED, Chairman of the Board of Capital Income Builder, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.


Date:    May 23, 2003                        By       /s/ James B. Lovelace
                                                      James B. Lovelace
                                                      Chairman of the Board